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                                                                                 Exhibit 11

THE DIAL CORP
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(000 omitted)
                                                           Year ended December 31,
                                             ---------------------------------------------
                                                    1995             1994             1993
PRIMARY:                                     -----------      -----------      -----------
Net income (loss)                         $      (16,559)  $      140,311   $      120,485
Less: Preferred stock dividends                   (1,124)          (1,123)          (1,122)
      Subsidiary dilutive securities                                   (9)
                                              ----------      -----------      -----------
                                          $      (17,683)  $      139,179   $      119,363
                                              ==========      ===========      ===========
Weighted average common shares
        outstanding before common
        equivalents                               86,865           85,069           84,004
Common equivalent stock options                    1,842            1,577            1,402
                                              ----------      -----------      -----------
                                                  88,707           86,646           85,406
                                              ==========      ===========      ===========

Net income (loss) per share
        (dollars)                         $        (0.20)  $         1.61   $         1.40
                                              ==========      ===========      ===========

FULLY DILUTED:
Adjusted net income (loss)
        per above                         $      (17,683)  $      139,179   $      119,363
Less: Additional diluation due
        to outstanding options of
        subsidiaries considered common
        stock equivalents                                                               (9)
                                              ----------      -----------       ----------
                                          $      (17,683)  $      139,179   $      119,354
                                              ==========      ===========       ==========

Average common and equivalent
        shares per above                          88,707           86,646           85,406
Common equivalent stock options                      934                                84
                                              ----------      -----------       ----------
                                                  89,641           86,646           85,490
                                              ==========      ===========       ==========

Net income (loss) per share
        (dollars)                         $        (0.20)  $         1.61   $         1.40
                                              ==========      ===========       ==========

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